Exhibit 32.1

Officers’ Section 1350 Certifications

Each of the undersigned officers of Tarragon Corporation, a Nevada corporation (the “Company”), hereby certifies that (i) the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2008, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2008, fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: November 10, 2008	/s/ William S. Friedman
William S. Friedman
Chief Executive Officer

Date: November 10, 2008	/s/ Erin D. Pickens
Erin D. Pickens
Executive Vice President and
Chief Financial Officer